UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ON Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

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Keith D. Jackson President and Chief Executive Officer
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, AZ 85008 on Wednesday, May 16, 2007 at 9:30 A.M., local time, for the following purposes:
1. To elect three Class II Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2010 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal;
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and
3. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
The Board of Directors has fixed the close of business on March 20, 2007, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, AZ 85008 between the hours of 8:30 A.M. and 5:00 P.M., local time, each weekday. Such list will also be available at the Annual Meeting.
Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope.
Sincerely yours,
April 11, 2007
IMPORTANT NOTICE
PLEASE VOTE YOUR SHARES PROMPTLY

i

ON SEMICONDUCTOR CORPORATION
5005 E. McDowell Road
Phoenix, Arizona 85008
PROXY STATEMENT
This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“we” or the “Company”) of proxies to be used at its Annual Meeting of Stockholders to be held on Wednesday, May 16, 2007 at 9:30 A.M., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, AZ 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 11, 2007.
Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares via mail as more fully described in the proxy card. All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:
1. Election of three Class II Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2010 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal; and
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year.
We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.
Record Date and Quorum
The Board has fixed the close of business on March 20, 2007, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 291,908,147 shares of our common stock outstanding.
The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.
Required Vote
A plurality of the votes duly cast at the Annual Meeting is required for the election of Directors. The three Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors. The affirmative vote of a majority of the votes duly cast at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on such proposal.
Revocation of Proxies
You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS
Proposal 1:
Election of Directors
The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class II Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2010. The Class III Directors’ terms will expire in 2008. The Class I Directors’ terms will expire in 2009.
The Board has determined that a majority of our Board is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”), including each of the following current Directors and nominees: J. Daniel McCranie, Curtis J. Crawford, Jerome N. Gregoire, Emmanuel T. Hernandez, Phillip D. Hester, and Robert H. Smith. In making the determinations as to which members of the Board are independent, the Board considered the fact that certain of these independent Directors, as disclosed in their biographies below, are associated with other companies in the semiconductor industry. In reviewing these relationships, the Board determined that, absent a direct conflict (in which event the Board may require recusal or other similar procedures), such relationships do not impede any such Director’s ability to act independently on behalf of the Company and its stockholders.1
Proxies will be voted FOR the election of the nominees, unless you withhold your vote or indicate otherwise on your proxy card. The Board has no reason to believe that any of the following nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.
Class II—Terms Expiring in 2010
J. Daniel McCranie, 63, Chairman of the Board since August 2002 and a Director since November 2001. From 1993 to 2001, Mr. McCranie was employed by Cypress Semiconductor Corporation, a supplier of diversified, broadline semiconductor products with a focus on communications, most recently as Vice President, Marketing and Sales. He retired from that position in 2001. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. From August 2003 to March 2006, Mr. McCranie was Chairman of the board of directors of Virage Logic Corporation, a provider of application-optimized semiconductor intellectual property platforms. From March 2006 to January 2007, Mr. McCranie served as Executive Chairman of the board of directors of Virage Logic Corporation. In January 2007, Mr. McCranie became President and Chief Executive Officer of Virage Logic Corporation. Mr. McCranie currently serves on the boards of directors of Cypress Semiconductor Corporation and Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips.

[1]	On January 23, 2007, Justin T. Chang notified us of his decision not to stand for re-election to the Board at the Annual Meeting. Mr. Chang will continue to serve as a director of the Company until his term ends in connection with the Annual Meeting. In addition, Richard W. Boyce resigned from the Board effective March 23, 2007. Both Messrs. Chang and Boyce are affiliates of the Texas Pacific Group and its affiliates (“TPG”), which is our largest stockholder. Kevin R. Burns and John W. Marren, who are also affiliates of TPG, are continuing on the Board, with Mr. Burns up for election this year. As more fully explained below in this proxy statement, in December 2006 we repurchased shares of common stock from TPG for approximately $70 million. Under Nasdaq independence standards, it is not entirely clear whether a stock buyback in general, or the TPG stock buyback in particular, would cause a Director to be non-independent. The Board, however, has decided to take a cautious approach and to treat the Directors affiliated with TPG as non-independent. Nonetheless, the Board believes that the Directors affiliated with TPG are valuable Board members, have significant business and financial experience and knowledge of the semiconductor industry, and, through their affiliation with TPG, have interests generally aligned with other stockholders.

Kevin R. Burns, 43, a Director since March 2004. Mr. Burns is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas, where he has been employed since 2003. Prior to joining Texas Pacific Group, from 1998 to 2003 he served as Executive Vice President and Chief Materials Officer of Solectron Corporation, an electronics manufacturing services provider. Prior to joining Solectron, Mr. Burns served as Vice President of Worldwide Operations of the Power Generation Business Unit of Westinghouse Corporation, and President of Westinghouse Security Systems. Prior to joining Westinghouse, he was a consultant at McKinsey & Co., Inc. and spent three years at the General Electric Corporation in various operating roles. Mr. Burns currently serves on the boards of directors of Isola Corporation, a provider of electronic materials, and of Celerity, a provider of fluid delivery systems into the semiconductor industry.
Emmanuel T. Hernandez, 51, a Director since November 2002. In April 2005, Mr. Hernandez transitioned to the role of Chief Financial Officer of SunPower Corp., Cypress Semiconductor Corporation’s silicon solar cell subsidiary. Prior to that, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor Corporation, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the boards of directors of Integration Associates, a fabless semiconductor provider, and Aruba Networks.
Required Vote
The three Class II Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.
The Board of Directors recommends a vote “for” approval of Proposal 1.
The individuals listed below are presently serving as Directors.
Class III—Terms Expiring in 2008
Keith D. Jackson, 51, a Director since November 2002. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer of the Company (“CEO”) in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining our Company, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986.
Jerome N. Gregoire, 55, a Director since February 2000. Mr. Gregoire is currently a writer with IDG Publications and a real estate developer in Austin, Texas. From July 1996 until November 1999, Mr. Gregoire was the Senior Vice President and Chief Information Officer of Dell Computer Corporation. Prior to joining Dell, Mr. Gregoire spent 10 years with PepsiCo, Inc., most recently as Vice President of Information Systems for Pepsi-Cola Company.
John W. Marren, 44, a Director since July 2000. Mr. Marren is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas. From 1996 through April 2000, Mr. Marren was Managing Director and Co-Head of Technology Investment Banking at Morgan Stanley. From 1992 to 1996, he was Managing Director and Senior Semiconductor Analyst at Alex, Brown and Sons. Mr. Marren is currently the Chairman of the board of directors of MEMC Electronic Materials, Inc. and serves on the boards of directors of Conexant Systems, Inc. and Smart Modular Technologies (WWH), Inc. Prior to joining Conexant’s board of directors, Mr. Marren was a director of Globespan Virata, Inc.
Phillip D. Hester, 52, a Director since August 2006. Since September 2005, Mr. Hester has been the Chief Technology Officer at Advanced Micro Devices, Inc. (“AMD”), a global provider of microprocessor solutions for the computing, communications and consumer electronic markets. Since approximately mid-2006, Mr. Hester has also been a Senior Vice President of AMD. From September 2005 to approximately mid-2006, Mr. Hester was a Vice President of AMD. In his positions with AMD, Mr. Hester is responsible for, among other things, setting the architectural and product strategies and plans for AMD’s microprocessor business. He also chairs the AMD Technology Council. Mr. Hester was a co-founder of Newisys, which is now a Sanmina-SCI company. From July 2000 to September 2005, Mr. Hester was the Chief Executive Officer of Newisys. Prior to July 2000, Mr. Hester spent 23 years at IBM serving in a variety of key leadership and executive technical roles. While at IBM, Mr. Hester led a number of system technology development efforts, including the RS/6000, and served as one of 15 members of the IBM Corporate Technology Council. Mr. Hester has over 30 years of system design and enterprise computing experience.
Class I—Terms Expiring in 2009
Curtis J. Crawford, 59, a Director since September 1999. Dr. Crawford served as our Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc., a consulting firm specializing in leadership and corporate governance that provides mentoring and support for executives. Prior to founding XCEO, Inc., he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks from February 2002 to April 2003. From 1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Dr. Crawford currently serves as a member of the board of trustees of DePaul University and as a member of the boards of directors of ITT Industries, Inc., E.I. du Pont de Nemours and Agilysys, Inc. Dr. Crawford is the author of two books on leadership and corporate governance.
Robert H. Smith, 70, a Director since September 2005. Mr. Smith is a retired officer and director of Novellus Systems Inc., where he served as Executive Vice President, Finance and Administration, and Chief Financial Officer. Mr. Smith also served on the board of directors of Novellus until his retirement in 2002. In 1994, prior to joining Novellus, Mr. Smith was the Chairman of the board of directors for Micro Component Technology Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the President of Maxwell Graphics Inc. From 1982 through 1986, Mr. Smith was the Chief Financial Officer for Maxwell Communications of North America Corp. and R.R. Donnelley and Sons. He had previously held executive positions with Honeywell, Inc., Memorex Corporation and Control Data Corporation. Mr. Smith currently serves on the boards of directors of Cirrus Logic, Inc., PLX Technology, Inc., Virage Logic Corporation and Epicor Software Corporation.

Proposal 2:
Ratification of Appointment of Independent Registered Public
Accounting Firm
The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2007 and (ii) to render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2007, and is seeking ratification by the stockholders of this appointment.
A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.
Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.
If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.
Required Vote
The affirmative vote of a majority of the votes duly cast is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
The Audit Committee and the Board of Directors recommend a vote “for” approval of Proposal 2.

Audit and Related Fees
The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit service fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.
Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees billed during 2006 and 2005 for audit and other services provided by PricewaterhouseCoopers. These fees do not reflect all fees incurred, only fees actually billed.

	2006	2005
Fee Type	(in millions)	(in millions)
Audit Fees (1)	$4.1	$2.7
Audit Related Fees	0.0	0.0
Tax Fees (2)	0.5	0.6
All Other Fees	0.0	0.0
Total Fees	$4.6	$3.3

(1)	Includes fees billed for each of 2006 and 2005 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents. The total estimated audit fees for the 2006 integrated audit by PricewaterhouseCoopers of our consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) is $2.5 million, of which $1.0 million was billed in 2006 and reflected in the $4.1 million of audit fees above. The total actual audit fees for the 2005 integrated audit by PricewaterhouseCoopers was $3.0 million, of which $2.7 million was billed in 2006 and $0.3 million was billed in 2005.

(2)	Includes fees billed for each of 2006 and 2005 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, consultations relating to transfer pricing, and personal tax services provided to certain of our officers and expatriate employees.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee must pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in federal securities laws and regulations. The Audit Committee may delegate to one or more members of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented for ratification to the full Audit Committee at its next scheduled meeting. During 2006 and 2005, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to its charter.
The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board met 10 times last year and the committees, including any special committees, of the Board held a total of 31 meetings. On average, the Directors attended 89% of the total Board and committee meetings held in 2006. None of our Directors attended less than 75% of the aggregate number of meetings of the Board and the committees on which they served in 2006, except Messrs. Burns and Chang. We do not currently have a policy with regard to Directors’ attendance at the Annual Meeting of Stockholders; however, two Directors, Messrs. Jackson and McCranie, attended the Annual Meeting of Stockholders on May 17, 2006.
Committees of the Board
Audit Committee: The Audit Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Audit Committee has the specific purpose under its charter to:
•	monitor the integrity of our corporate financial reporting;

•	provide to the Board the results of its monitoring and recommendations derived therefrom;

•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;

•	appoint, determine funding for, and oversee our independent registered public accounting firm;

•	review the independence, qualifications and performance of our internal auditors and independent registered public accounting firm;

•	oversee that management has the processes in place to assure our compliance with all applicable corporate policies, and legal and regulatory requirements; has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors, with appropriate funding related thereto to be provided by the Company; and

•	provide such additional information and materials as it may deem necessary to make the Board aware of significant matters relating to the responsibilities of the Audit Committee that require the Board’s attention.
Among other things, the Audit Committee has the specific authority and responsibility under its charter to:
•	pursuant to Commissions rules, establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	on an ongoing basis, review and approve or disapprove related party transactions to the extent required under applicable federal securities laws and related rules and regulations of NASDAQ, unless such transactions are submitted to another comparable independent body of the Board; and

•	prepare an annual report required by the rules of the Commission for inclusion in our proxy statement.
The Audit Committee has other specific responsibilities under its charter, including its policies and procedures for pre-approval of all auditing services and permitted non-auditing services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, to the extent it deems necessary and appropriate, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions.
The Board has determined that each current member of the Audit Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each current member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least one independent Director, Emmanuel T. Hernandez, who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under NASDAQ listing standards. See “Audit Committee Report” below for more information on this committee.

The Audit Committee met 10 times in 2006.
Compensation Committee: The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Among other things, our Compensation Committee has the specific purpose under its charter to:
•	discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of the CEO, other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”); and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.
Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:
•	annually review and approve goals and objectives relevant to the compensation of each of our senior executives, evaluate each of the senior executive’s performance in light of those goals and objectives, and establish the compensation level for each of the senior executives based on this evaluation, subject to any employment agreements that may be in effect;

•	review the competitive position of, and recommend changes to, the plans, systems and practices of the Company relating to compensation and benefits;

•	review and approve or recommend to the Board for approval any employment agreement with any senior executive;

•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;

•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);

•	administer the stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company, and approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans; and

•	retain or terminate any compensation consultants or other advisors to assist the Committee in evaluating compensation matters or in carrying out its responsibilities.
Pursuant to its charter, the Compensation Committee also prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. This report is included below immediately following the Compensation Discussion and Analysis (“CD&A”).
The Board has determined that each current member of the Compensation Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Compensation Committee met 6 times in 2006.
Corporate Governance and Executive Committee: The Corporate Governance and Executive Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com.
Our Corporate Governance and Executive Committee has the specific purpose under its charter to:
•	exercise all delegable powers of the full Board regarding the management of the business and affairs of the Company to the extent not expressly prohibited by Delaware law or by resolution of the Board; and

•	review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the committee.
As set forth in its charter, the Corporate Governance and Executive Committee does not have the power, among other things, to:

•	amend the certificate of incorporation or bylaws of the Company;

•	adopt an agreement of merger or consolidation or recommend to the stockholders the dissolution of the Company;

•	declare dividends;

•	appoint or remove the Chairman of the Board or the President and Chief Executive Officer; and

•	appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters.
As set forth in its charter, the Corporate Governance and Executive Committee, during the intervals between meetings of the Board, reviews and makes recommendations to the Board regarding matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the committee, including, but not limited to:
•	developing policies and procedures for the succession of the Chief Executive Officer and other key executives;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and continuing to monitor and update such policies;

•	reviewing the adequacy of the certificate of incorporation and bylaws; and

•	encouraging and facilitating directors’ continuing education.
The Corporate Governance and Executive Committee met 4 times in 2006.
Nominating Committee: The Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Nominating Committee has the specific purpose under its charter to:
•	make recommendations to the Board regarding the size of the Board;

•	make recommendations to the Board regarding criteria for the selection of director nominees;

•	identify and recommend to the Board for selection as director nominees individuals qualified to become members of the Board; and

•	recommend committee assignments to the Board.
Among other things, our Nominating Committee has the specific responsibility under its charter to:
•	identify and recommend to the Board slates of director nominees for election or re-election at each annual meeting of the stockholders or for nomination to election to the Board when Board vacancies arise, consistent with the developed nomination criteria;

•	make recommendations to the Board regarding director retirement age and tenure;

•	retain and terminate any search firm to be used to identify director candidates; and

•	consider shareholder nominations, consistent with our bylaws and applicable law.
The Nominating Committee considers the following nomination criteria regarding Board membership:
•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its Directors;

•	a nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions, and the knowledge, skills and experience already possessed by other members of the Board;

•	a nominee’s familiarity with the semiconductor industry;

•	a nominee’s experience in political affairs;

•	a nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.

The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experiences. In doing so, the Nominating Committee will also consider candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated criteria for Director nominees, although the Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. However, the Nominating Committee does believe it appropriate for at least one, and preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Commission rules and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under NASDAQ listing standards. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board. The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Nominating Committee may engage in research to identify qualified individuals. For a description of the procedure for stockholder nominations, see “Miscellaneous Information—Stockholder Nominations and Proposals” below.
The Board has determined that each current member of the Nominating Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Nominating Committee met 4 times in 2006.
Special and Other Committees: In 2006, the Board deemed it desirable and in the best interest of the Company to form various special committees and independent committees, or use the Audit Committee, to consider certain proposed transactions or business arrangements between the Company and other parties, including TPG.
Board Committee Membership*
Our current Board committee membership is as follows:

Corporate
Governance and		Compensation	Nominating
Executive Committee	Audit Committee	Committee	Committee
J. Daniel McCranie**	Emmanuel T. Hernandez**	Robert H. Smith**	J. Daniel McCranie**
Curtis J. Crawford	Curtis J. Crawford	J. Daniel McCranie	Curtis J. Crawford
Keith D. Jackson	Jerome N. Gregoire	Jerome N. Gregoire	Phillip D. Hester
Phillip D. Hester	J. Daniel McCranie
Robert H. Smith

*	Mr. Richard W. Boyce resigned from the Board, and from the Corporate Governance and Executive Committee, the Compensation Committee, and the Nominating Committee, effective March 23, 2007.

**	Denotes the Chairman of such committee.

Compensation of Directors

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock		Incentive Plan	Deferred	All Other
	in Cash	Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($)	Earnings	($)	($)
Richard W. Boyce (4)	0	18,518	14,942	0	0	0	33,460
Kevin R. Burns	0	18,518	40,897	0	0	0	59,415
Justin T. Chang (5)	0	18,518	14,942	0	0	0	33,460
Curtis J. Crawford	69,000	18,518	14,942	0	0	0	102,460
Jerome N. Gregoire	69,000	18,518	14,942	0	0	0	102,460
Emmanuel T. Hernandez	64,250	18,518	14,942	0	0	0	97,710
Phillip D. Hester	23,500	0	5,829	0	0	0	29,329
Keith D. Jackson (6)	0	0	0	0	0	0	0
John W. Marren	0	18,518	14,942	0	0	0	33,460
J. Daniel McCranie	175,250	18,518	155,194	0	0	0	348,962
Robert H. Smith	74,500	18,518	16,052	0	0	0	109,070

(1)	This column includes annual retainer and meeting fees earned for 2006 regardless of when paid. During 2006, the TPG Related Directors (as defined below) waived their Board and committee cash retainer and meeting fees.

(2)	This column includes the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2006 with respect to awards of restricted stock units (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). Grant date fair value is the closing price on the date of grant for stock awards. These awards are further described in the discussion below. We did not make awards of restricted stock units to directors prior to 2006. As of December 31, 2006, each director (other than Mr. Jackson) held 10,500 restricted stock units.

(3)	This column includes the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2006 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The amount described includes the fiscal year compensation cost for awards made in 2006 and in prior years, using the FAS 123R modified prospective transition method. We describe the assumptions made in this valuation in the Form 10-K for the year ended December 31, 2006. These awards are further described in the discussion below. As of December 31, 2006, each director (other than Mr. Jackson) had the following number of options outstanding: Mr. Boyce – 34,000; Mr. Burns – 27,000; Mr. Chang – 34,000; Mr. Crawford – 234,000; Mr. Gregoire – 54,000; Mr. Hernandez – 34,000; Mr. Hester – 20,000; Mr. Marren – 34,000; Mr. McCranie – 214,000; and Mr. Smith – 20,000.

(4)	Mr. Boyce resigned from the Board effective March 23, 2007.

(5)	On January 23, 2007, Mr. Chang notified us of his decision not to stand for re-election to the Board at the Annual Meeting. Mr. Chang will continue to serve as a director of the Company until his term ends in connection with the Annual Meeting.

(6)	Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any additional compensation in connection with his service as a director.

Discussion of Director Compensation
On March 23, 2006, our Board of Directors approved changes to the compensation arrangements for Outside Directors, effective April 1, 2006. We describe the new compensation program below.
Retainers:
Under the new program, we will pay an annual cash retainer:
•	to Outside Directors of $45,000 per year;

•	to the Chair of the Audit Committee of $20,000 per year;

•	to the non-Chair members of the Audit Committee of $15,000 per year;

•	to the Chair of the Compensation Committee of $15,000 per year;

•	to the non-Chair members of the Compensation Committee of $10,000 per year; and

•	to the Chairman of the Board of $100,000 per year.
Meeting Fees:
We will pay meeting fees of $1,500 per meeting for in person attendance at Board meetings and $500 for attending Board meetings telephonically, but only after a member has attended more than six Board meetings during any calendar year. We will pay meeting fees of $1,500 per meeting for in person attendance at committee (including special committee) meetings and $500 for attending committee (including special committee) meetings telephonically, but only after a member has attended more than eight such committee meetings during any calendar year.
Equity Compensation:
Consistent with past practice, when an individual initially becomes a member of the Board, we will grant him or her a stock option (or other comparable equity-based compensation) to purchase a certain number of shares our common stock, with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the terms of the 2000 Stock Incentive Plan and a relevant stock option grant agreement. Annually, we will award each Director restricted stock units (“RSUs”) (or other comparable equity-based compensation) providing for automatic conversion to shares of our common stock upon vesting, with equal pro rata vesting over a three year period beginning on the first anniversary of the award date, and subject to the terms of the 2000 Stock Incentive Plan and a relevant award agreement.
Effective March 23, 2006, the Board granted to each of our Outside Directors an award of 10,500 RSUs under the 2000 Stock Incentive Plan (“2006 Awards”). The 2006 Awards provide for the automatic conversion to 10,500 shares of our common stock upon vesting. Vesting will occur pro rata over a three-year period beginning on the first anniversary of the award date, subject to continued service as a Board member and additional terms and provisions under the 2000 Stock Incentive Plan and the relevant award agreement.
Other:
We reimburse Outside Directors for reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board duties. Except as described above, employee Directors do not receive any additional compensation for their services as a member of the Board.
TPG is the beneficial owner of approximately 17.3% of our common stock as of March 6, 2007. In 2006, four of our Directors were also TPG partners (“TPG Related Directors”). These TPG Related Directors were: Richard Boyce, Kevin Burns, Justin Chang and John Marren. As discussed above, Mr. Boyce resigned from our Board of Directors effective March 23, 2007 and Mr. Chang has decided not stand for re-election at the 2007 Annual Meeting. During 2006, the TPG Related Directors waived their Board and Committee cash retainer and meeting fees.

Corporate Governance Principles
The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and subsequently amended in 2005 and 2006 (“Principles”). These Principles provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:
The Role of Board and Management. Our business is conducted by our employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management realize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.
Functions of the Board. The Board has four regularly scheduled meetings, and may choose to schedule additional meetings, at which it reviews and discusses reports by management on our performance. In addition to general oversight of management, the Board and its committees also perform specific functions, including selection of the CEO, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions, assessing risks and ensuring that processes are in place for maintaining the integrity of the Company for the benefit of its stakeholders.
Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. See “Proposal 1—Election of Directors” above, regarding classification of Directors, and “—Committees of the Board—Nominating Committee” above, regarding the qualifications we seek in our Directors.
Independence of Directors. We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant Commission, NASDAQ and other applicable rules and regulations.
Board Committees. See “—Committees of the Board” above, for information regarding committees established by the Board.
Compensation of the Board. The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. In determining compensation and benefits, the Compensation Committee is guided by three goals: compensation should fairly pay Directors for work required in a company of our size and scope; compensation should align Directors’ interests with the long-term interests of stockholders; and the structures of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals will be served by compensating Outside Directors with cash and/or equity based awards.
Other Matters. The Principles include a discussion on how the Board and stockholders together determine Board membership, the annual self-examination by the Directors and determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, compensation of the Board, and other matters typical of Boards of Directors of other publicly traded semiconductor or peer companies.
Code of Business Conduct
We have adopted a broad Code of Business Conduct (“Code”) for Directors and employees. Within this Code is a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller, and other persons performing similar functions, as well as to our Directors and each member of our Finance Department. We believe that the Code satisfies the standards promulgated by the Commission and NASDAQ. The Code, including future amendments, is available free of charge on our website at www.onsemi.com. To receive a copy, you may also write to our Office of Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, AZ 85008, call our Office of Investor Relations at 602.244.3437, or email your request to investor@onsemi.com.

Compliance and Ethics Program
We have a Compliance and Ethics Program designed to prevent and detect violations of our Code of Business Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance and Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline telephone number at 800-243-0186 from the U.S., Bermuda or Puerto Rico, or, if you are outside of these areas, calling (i) AT&T country access code +800-243-0186 if you are dialing from an analog telephone or (ii) AT&T country access code +##800-243-0186 if you are dialing from a digital telephone; if you are outside the U.S. you may also call 602-244-3839; (2) mailing a note to George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer, and Secretary at ON Semiconductor Law Department, M/D-A700, 5005 E. McDowell Road, Phoenix, AZ 85008; or (3) emailing a note to Mr. Cave at sonny.cave@onsemi.com.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure which follows in this proxy statement with respect to the compensation of our Named Executive Officers. We describe our Named Executive Officers and how they were determined in the section of this proxy statement entitled “Compensation of Executive Officers.”
Processes and Procedures For Considering and Determining Executive and Director Compensation. Our Compensation Committee is responsible for monitoring, annually reviewing and approving corporate and individual goals and objectives relevant to our compensation programs for our Named Executive Officers, including the Chief Executive Officer (“CEO”), and Outside Directors. Our Board of Directors approves any employment agreement entered into with the CEO or other Named Executive Officers.
Role of Compensation Consultants. In connection with its responsibilities, in 2006 and 2005 the Compensation Committee retained Mercer Human Resource Consulting (the “Outside Consulting Firm”) to:
•	evaluate the competitiveness of the total remuneration program for our most senior executives;

•	analyze our long-term incentive grants in the context of executive retention;

•	review our ongoing equity usage against the market and provide recommendations for a new long-term incentive program that incorporates a variety of vehicles in the context of the current environment and evolving market practices and trends;

•	review our executive perquisites programs in the context of the market; and

•	evaluate the competitiveness and design of compensation for our Outside Directors.
The Compensation Committee requests information and recommendations from the Outside Consulting Firm as it deems appropriate in order to assist it in structuring and evaluating the Company’s executive compensation programs, plans, and practices. The Compensation Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by the Outside Consulting Firm.
We discuss the reports and recommendations of the Compensation Committee’s Outside Consulting Firm with respect to 2006 compensation of our Named Executive Officers in more detail below in the sections of this CD&A entitled “Market Data and Benchmarking” and “Elements of our Compensation Program.”
Role of Senior Officers in Determining Executive Compensation. The Compensation Committee or the Board, upon recommendation of the Compensation Committee, makes all compensation decisions related to our Named Executive Officers. However, our Chief Executive Officer and other senior officers regularly provide information and recommendations to the Compensation Committee on the performance of the executive officers, appropriate levels and components of compensation, including equity grants, and the targets for business unit performance or other goals for our annual incentive and other bonus plans, as well as such other information as the Compensation Committee may request. The seniors officers also provide information to the compensation consultants that are engaged by the Compensation Committee and, at the request of the Compensation Committee or the consultants, work with the consultants to develop proposals for executive compensation planning and implementation.
Compensation Philosophy and Guiding Principles. Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness.
The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term, while accomplishing our long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:

•	Market or Peer Company Comparison. Our Compensation Committee, with the assistance of outside consultants, analyzes market compensation data, giving the greatest weight to the data from our market competitors in the semiconductor and electronic sectors of the high technology field. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As our performance exceeds that of peer companies, compensation delivered to our executives should adjust in a commensurate manner.

•	Pay for Performance. A portion of compensation should be tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.

•	Alignment with Stockholder Interests. In general, achieving acceptable and expected corporate results and performance are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to discretionary payments of variable pay and long-term incentives. In 2006, we intentionally utilized the same corporate metrics that determine the executives’ variable pay opportunities at all levels throughout the Company. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, a portion of executive compensation is comprised of stock incentives, including time-based options and restricted stock unit awards, so that executives’ interests are further aligned with those of our stockholders.

•	Retention. Finally, we believe that our compensation program must be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. For instance, we generally enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. We discuss these arrangements in more detail below in this CD&A under the heading “Elements of our Compensation Program—Severance and Change of Control Agreements.” Our time-based option grants and restricted stock unit awards also are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives.
Purpose of Compensation. Ultimately, we believe that our compensation should be designed to reward performance, both individual and corporate. With satisfactory corporate performance, we attempt to deliver a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits, as explained in more detail in the section of this CD&A entitled “Elements of our Compensation Program.”
While our emphasis is on performance incentives, a competitive compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we attempt to set these elements at a level that is consistent with our performance objectives.
Market Data and Benchmarking
Our Compensation Committee uses data provided by the Outside Consulting Firm to assist in structuring the compensation packages of our senior executive officers.
In November 2005, the Outside Consulting Firm provided a report to the Compensation Committee on the competitiveness of the total remuneration program for our then twelve most senior executives. The consultant reviewed base salary, annual incentive (target opportunity and actual) and long-term incentives in the context of the market. It also analyzed our long-term incentive grants in the context of executive retention. The Outside Consulting Firm utilized market data from the 2005 Radford Total Compensation Survey and peer proxy statements. The peer group used for purposes of compensation comparisons consisted of: Vishay Intertechnology Inc., National Semiconductor Corporation, LSI Logic Corporation, Maxim Integrated Products, Inc., LAM Research Corp., Fairchild Semiconductor International, Inc., Novellus Systems Inc., International Rectifier Corp., MEMC Electronic Materials Inc., Linear Technology Corporation, Teradyne Inc., Microchip Technology Inc., Cypress Semiconductor Corp., Conexant Systems Inc., and Intersil Corp. We identified these peer companies, together with the Compensation Committee’s Outside Consulting Firm, because these are companies with whom we compete for talent and/or customers and their revenues fall within a range that is generally comparable to our revenues.

The report determined the comparison market for named executive officers by giving equivalent weight to the Radford Total Compensation Survey and proxy statement disclosure for the peer group. In its 2005 report used primarily to set 2006 compensation, the Compensation Committee’s Outside Consulting Firm compared compensation for senior officers, other than the CEO, to an average of ranked executives from proxy data of our peer companies. The consultant changed this practice in its 2006 report, which evaluated the competitiveness of compensation of each of our Named Executive Officers, so that all senior executives are compared to their functional matches (e.g., CFO is compared to peer company CFOs). For all other executives, the Outside Consulting Firm relied solely on the Radford Total Compensation Survey since proxy statement disclosure is not available for employees who are not named executive officers. With respect to our current Named Executive Officers, the 2005 consultant report included an analysis of the compensation of Messrs. Jackson, Colvin, George, Cave and Green. Mr. Mahoney was not included because he was not then one of our twelve most senior executive officers.
Elements of our Compensation Program
Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace. The compensation program for each of our executives includes:
•	base salary, aimed at a competitive mid-market level;

•	semi-annual cash incentive awards tied to specific, quantifiable and objective performance measures based on a combination of corporate and individual goals;

•	annual equity awards, based on corporate and individual performance;

•	severance and change of control agreements;

•	perquisites; and

•	other benefits plans and programs.
While executives have more of their total compensation at risk than other employees, the principles which serve as the basis for executive compensation practices apply to the compensation plans for all employees; namely, corporate and individual performance drive incentive compensation.
The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then outstanding equity grants.
Base Salary. Except for Mr. Green, the Named Executive Officers have employment agreements that specify the initial level of salary to which their offices are entitled. Such employment agreements provide that this initial level of salary is subject to review by our Board of Directors or the Compensation Committee from time to time.
The base salary that each Named Executive Officer, except Mr. Green, was entitled to as of the 2006 fiscal year end is listed in the table below. Mr. Green resigned as an officer of the Company as of October 31, 2006 and as an employee of the Company as of November 30, 2006.

Name and Principal Position	2006 Year-End Base Salary
Keith D. Jackson, President and Chief Executive Officer	$595,500

Donald Colvin, Executive Vice President, Chief Financial Officer and Treasurer	$371,000

William George, Executive Vice President, Operations	$367,400

Robert Charles Mahoney, Executive Vice President, Sales and Marketing	$320,000

George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary	$310,500

We describe the employment agreements of our Named Executive Officers below in this proxy statement under the heading “Employment, Severance, and Change In Control Agreements and Arrangements.” We disclose the actual earned base salaries of our Named Executive Officers for fiscal 2006 in the Summary Compensation Table in the column “Salary.”
In its annual review of salaries for our senior officers, the Compensation Committee considers data provided by the Outside Consulting Firm and other information, including an assessment of corporate and individual performance for each executive. The Compensation Committee has traditionally attempted to set officer base salaries at or around the market median based on data provided by the Outside Consulting Firm.
Semi-Annual Cash Incentive Programs. We make semi-annual cash incentive awards to our executive officers under our 2002 Executive Incentive Plan (“Executive Incentive Plan”), which is designed to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). We make semi-annual cash incentive awards to our other employees under our 2002 Employee Incentive Plan. We discuss Section 162(m) below in this CD&A under the heading “Impact of Taxation and Accounting Considerations on Executive Compensation.” In 2006, all awards to our Named Executive Officers, except for Mr. Mahoney, were made under the Executive Incentive Plan. We made Mr. Mahoney’s first half 2006 award under the Employee Incentive Plan. The purpose of the Executive Incentive Plan is to increase stockholder value by providing a tax deductible incentive for key executives to achieve our strategic and financial goals and to perform to the best of their abilities.
A semi-annual program allows us to plan for the future while adjusting to the rapidly changing semiconductor market. For each semi-annual period, the Compensation Committee determines a participant’s total bonus based on a percentage applied to the base salary of the employee, and the achievement of objective individual and corporate performance criteria set by the Compensation Committee. In 2006, our Compensation Committee set, and our Board approved, a certain minimum adjusted Earnings Before Income Taxes, Depreciation and Amortization (“EBITDA”) target for each semi-annual period that must be achieved in order for Named Executive Officers to qualify for any bonus awards. In addition to the target level, the Compensation Committee also established a threshold EBITDA level and a stretch EBITDA level. Under our program, once we have achieved the threshold EBITDA level for a six-month period, a pool of available monies for bonus awards is funded based on the level of EBITDA actually achieved in excess of the threshold, but no amounts are paid out unless the target EBITDA level is achieved. If the target EBITDA level is achieved, we fund the bonus pool at 100% of a predetermined estimate with minor adjustments. If the stretch EBITDA level is achieved, we fund the bonus pool at 150% of the target amount. We believe that the “stretch” corporate performance goals we have historically established have been difficult to achieve and represent excellent performance that should be rewarded with a bonus pool that is at or near the maximum amount set by the Compensation Committee. For instance, in the six semi-annual bonus periods from 2004 to 2006, we have averaged 101% of “target” EBITDA levels, which essentially means our bonus pool funding has averaged right at the predetermined target amount set by the Compensation Committee.
If the target EBITDA level has been achieved, then, once the bonus pool has been established, bonus awards are calculated and earned based on certain pre-specified targets tailored to each Named Executive Officer. All individual goals have a threshold amount, a target amount and a stretch amount. We pay bonus awards, if any, in a manner consistent with the level of achievement of such goals. As with the corporate performance goals, the purpose of this three-tiered structure is to establish a range of acceptable individual performance, which begins at a minimum performance standard (“threshold”) and ends at a heightened performance standard (“stretch”). As discussed, above, stretch performance represents excellent performance that should be rewarded with a bonus award that is at or near the maximum amount set for the executive officer by the Compensation Committee.
The Compensation Committee establishes the corporate and individual goals and parameters for the semi-annual cash incentive programs based on our historical results as well as recommendations of management.
As provided in our bonus plans, the calculation and amount of the award, if any, to each participant is in the discretion of the Compensation Committee. Under the Executive Incentive Plan, the Compensation Committee may determine not to approve an award for any or all officers or to reduce the amount of any such award, even if the targets are met. For 2006, the Compensation Committee did not exercise its discretion to reduce or eliminate awards that were earned based on the pre-established criteria.

Cash Incentive Awards for 2006. For the first and second part of 2006, Keith Jackson, our President and CEO, had an expected bonus award of approximately 100% of his base salary earned for each period, with the possibility of a maximum bonus of approximately 225% of his base salary earned for each period. The other Named Executive Officers had expected bonus awards ranging approximately from 50% to 65% of their applicable base salary for each period with the possibility of maximum bonuses in the range of approximately 113% to 146% of base salary earned for each period.
After the attainment of the threshold EBITDA amount for the first and second part of 2006, Mr. Jackson’s bonus award was based on the following personalized performance measures: corporate EBITDA, a new product revenue goal, a total revenue goal, a dollar based gross margin goal and a strategic accounts revenue goal. The other Named Executive Officers received bonus awards based on many of the same or similar factors as for Mr. Jackson, with slight variation to reflect departmental or position specific goals.
We exceeded our “stretch” goal for EBITDA for the first half of 2006 and exceeded our “target” goal for EBITDA for the second half of 2006. As a result, bonus awards for the first half and second half of 2006 generally landed above “target” levels to the extent individual goals were met for eligible executives. For the first half and the second half of 2006, Mr. Jackson’s actual payout as a percentage of target was approximately 166.0% and 160.5%, respectively. For the first half and the second half of 2006, the other Named Executive Officers’ actual payout as a percentage of target was in the range of approximately 141.9% to 170.1% and 135.5% to 165.1%, respectively.
We disclose the incentive awards of the Named Executive Officers under our 2006 Incentive Plans in the Summary Compensation Table of this proxy statement in the column “Non-Equity Incentive Plan Compensation.”
Other Information Regarding Cash Incentives. The Compensation Committee annually reviews the bonus component of executive incentive compensation and, in addition to bonuses paid under the Executive Incentive Plan, the Compensation Committee may approve payment of discretionary bonuses for performance or other reasons for the Named Executive Officers. For instance, on December 21, 2005, we signed a retention agreement with Mr. Mahoney pursuant to which we paid him two equal retention bonuses of $34,434 on January 4, 2006 and January 4, 2007. If Mr. Mahoney terminates his employment with us prior to January 4, 2008 he will have to repay us a pro-rated portion of such bonus.
Our stockholders approved the 2007 Executive Incentive Plan at the 2006 Annual Meeting of Stockholders. The 2007 Executive Incentive Plan is substantially similar to the 2002 Executive Incentive Plan. We will use the 2007 Executive Incentive Plan for compensation of services performed in 2007 and beyond.
Long Term Incentives. Long term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner. Our long term incentive grants in 2006 took the form of stock option grants and restricted stock unit awards, with stock option grants comprising approximately two-thirds of our long-term incentive awards for the year. In 2006, we generally increased the value of long term incentive awards to better align the program with competitive median market levels for the Named Executive Officers, as a result of several findings of the Compensation Committee’s Outside Consulting Firm and a decision by our Compensation Committee that long-term incentive grants were the most appropriate manner in which to increase compensation given our compensation philosophy. We also took into account our general corporate performance when granting long-term incentives for 2006.
Stock Option Plans. The Compensation Committee grants stock options under our 2000 Stock Incentive Plan (“SIP”) and 1999 Founders Stock Option Plan (“Founders Plan”) as long-term incentives for executive officers and other key employees, Directors and consultants. We make grants of options at an exercise price equal to the fair market value of the shares on the date of grant. The options granted to our Named Executive Officers generally vest annually on a pro rata basis over a period of four years, beginning on the first anniversary of the date of grant, and expire ten years from the date of grant. In special cases, as when an employment agreement is negotiated, we may grant options with shorter or longer vesting periods. Periodically, we make special stock option grants to executives to motivate specific behavior or performance. For example, we may grant options that accelerate upon achievement of specific measurable business objectives and/or other performance metrics or that contain a faster time-based vesting schedule in the context of succession planning for the planned retirement of a key executive. No such special grants or provisions were made to NEOs in 2006, except that Mr. George received an option grant in March 2006 that completely vested in August 2006 and a RSUs award in September 2006 with a two-year vesting period. See “Employment, Severance, and Change In Control Agreement and Arrangements” for a description of special vesting provisions relating to a change of control of the Company.
2006 Stock Option Grants. In 2006, we continued to utilize stock options for both executive officers and other key employees. To ensure that grants are linked to performance, we make our annual grants of options to executives following performance assessments to ensure appropriateness of each award consistent with current performance level. The number of options granted to any individual is also based on a comparison to competitive survey data, with adjustment based on individual performance, retention and other special factors.
We disclose the stock option awards granted in 2006 to our Named Executive Officers in the Summary Compensation Table of this proxy statement in the column “Stock Options.”
2006 Restricted Stock Units Awards. Traditionally, our principal form of equity compensation consisted of non-qualified stock options. We had not issued RSUs prior to 2006 because historically option grants were given favorable accounting treatment and, given that option grants are extremely common in our industry, we had no compelling reason to look to other forms of equity compensation. This changed with the implementation of Statement of Financial Accounting Standards No. 123(R), which altered the accounting treatment for stock options effective 2006. Since the implementation of FAS 123(R), many public companies have begun issuing RSUs. We believe that one advantage to using RSUs is that we can issue fewer shares when compared to stock option grants, which will be less dilutive to our stockholders.
In 2006, our Board, as recommended by the Compensation Committee, granted to each of our Named Executive Officers an award of RSUs under the SIP. Our management used relevant valuation models and stock option conversion ratios to recommend award amounts to our Compensation Committee. Each award represents the right to receive the same number of shares of common stock of the Company, subject to vesting in accordance with the SIP and the relevant award agreement. The RSUs generally vest pro rata over a three year period, beginning on the first anniversary of the date of grant, subject to the executive’s continued employment by us on the vesting date. In special cases, as when an employment agreement is negotiated, we may grant RSUs with shorter or longer vesting periods. See “Employment, Severance, and Change In Control Agreement and Arrangements” for a description of special vesting provisions relating to a change of control of the Company.
We disclose the RSU awards granted in 2006 to our Named Executive Officers in the Summary Compensation Table of this proxy statement in the column “Stock Awards.”
Evergreen Provision. Our stockholders demonstrated their commitment to the continued use of stock options and other equity awards as a part of our total compensation for executives by approving our proposal in 2004 to extend the annual automatic increases in the number of shares available for awards under the SIP (“Evergreen Provision”) ending January 1, 2010. During 2006, this Evergreen Provision caused an automatic increase in the number of shares available for awards under the SIP equal to 3% of the total number of outstanding shares of our common stock as of January 1, 2006. Our grant net run rate related to option and RSU awards was approximately 1.52% of the total number of outstanding shares of common stock as of December 31, 2006. We believe, based in part on the Outside Consulting Firm’s survey, that this 2006 rate is conservative relative to our peer companies. In addition, only 12.7% of the aggregate option and RSU awards granted in 2006 were granted to our Named Executive Officers.
Severance and Change in Control Agreements. We currently have employment agreements or arrangements with each of our Named Executive Officers, except Mr. Green. Typically, these employment agreements set an initial base salary and initial target bonus (expressed as a percentage of the executive’s base salary), which can be adjusted by the Board or Compensation Committee, as appropriate. These employment agreements and arrangements include severance and change of control provisions. Under the SIP, the Board of Directors has discretion to accelerate equity-based vesting upon a “change of control,” as defined in the SIP. Under the Founders Plan, option vesting automatically accelerates upon a “change of control,” as defined in such plan. In addition, with respect to our Named Executive Officers, our outstanding option agreements and restricted stock unit agreements generally contain provisions causing the options or restricted stock units to vest either upon a termination of employment without cause or by the employee with good reason within a two year period after a change of control. For a description of these arrangements and provisions, see “Employment, Severance, and Change In Control Agreements and Arrangements” of this proxy statement.
We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, and, in most cases, non-competition agreements, which serves the best interests of the Company and its stockholders.
We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change of control. In addition, management may be less reluctant to resist change of control transactions which are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements.
Perquisites. In March 2006, the Compensation Committee’s Outside Consulting Firm presented a report to the Compensation Committee on the perquisites we offer our executive officers. The Outside Consulting Firm compared our perquisites to those granted by over 300 other companies using data from two nationally published surveys. The report concluded that we provide minimal executive perquisites in comparison to other such companies. While we intend to continue the practice of limiting executive perquisites, based on the Outside Consulting Firm’s recommendation, in 2006, we added the following two perquisites for certain executives holding the title of Senior Vice President or above: (i) reimbursement of up to $10,000 per year for financial planning services and (ii) enhanced coverage for life insurance. Under our life insurance perquisite, each executive receives additional life insurance coverage of $1,000,000. Such coverage is incremental over the standard coverage of one-times base salary that is afforded to all employees. We believe these additions will help maintain the competitiveness of our compensation package vis-à-vis our peer companies. An executive officer holding a title of Senior Vice President or above also receives a car allowance of $1,200 per month.
We describe the perquisites paid in 2006 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement in the column “All Other Compensation.”
Other Benefit Plans and Programs. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified, stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs. The stock purchase plan encourages eligible employees to own our common stock by allowing participants to purchase up to 500 shares of our common stock on a quarterly basis, subject to certain limits, at a price equal to 85% of its fair market value.
Deferred Compensation
In view of the enactment of Section 409A of the Internal Revenue Code, which imposed strict requirements on all deferred compensation plans and harsh penalties for compliance failures, the Compensation Committee approved a proposal by management to terminate our 1999 Executive Deferred Compensation Plan, which termination was effective in 2005.
Impact of Taxation and Accounting Considerations on Executive Compensation
Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent that it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders. The semi-annual cash bonus awards made under the 2002 Executive Incentive Plan are designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our CEO or any of the four other most highly compensated executive officers in excess of $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we still can receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. We do not use the deduction as a justification for awarding compensation in excess of $1 million. However, to the extent the awards do exceed $1 million, we generally believe it is in the stockholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the deduction.
While the tax impact of any compensation arrangement is one factor to be considered, our Compensation Committee evaluates such impact in light of our overall compensation philosophy, and, from time to time, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with our philosophy. Based on our understanding of the regulations under Section 162(m), we believe that the full amount of compensation resulting from the exercise of options under our Founders Plan and SIP, and our payments of cash bonus awards for 2006 under the 2002 Executive Incentive Plan, is deductible.
The Compensation Committee and the Board also take into account other tax and accounting consequences of its total compensation program and weigh these factors when setting total compensation and determining the individual elements of an officers compensation package.
Other Matters Relating to Executive Compensation
Hedging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market. All employees are encouraged to adhere to this special rule.
Equity Award Policy. In August 2006, the Compensation Committee approved an equity award grant date policy statement. Under the policy, equity grants generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Committee or CEO approval of the grant. Prior to that time, our options and other grants became effective with a date of grant equal to the date of approval. Under the old and new policy, options granted are priced at the market value on the date of grant.

COMPENSATION COMMITTEE REPORT2
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and included in the proxy statement for the 2007 Annual Meeting of Stockholders. In reliance on these reviews and discussions with management, the Compensation Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2007 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.
This report is submitted by the Compensation Committee.
Richard W. Boyce, Chairman*
Jerome N. Gregoire
J. Daniel McCranie
Robert H. Smith

*	Mr. Boyce resigned from the Board, and from his position on the Compensation Committee, effective March 23, 2007. Mr. Boyce’s resignation became effective following the meeting at which the Compensation Committee made its recommendation to the Board described above. Consequently, his name is included on the Compensation Committee Report even though he is no longer a Director. Mr. Smith replaced Mr. Boyce as Chairman, effective March 28, 2007.

[2]	Pursuant to Item 407(e)(5) of Regulation S-K promulgated by the Commission, this “Compensation Committee Report” shall not be deemed to be filed with the Commission for purposes of the Exchange Act, nor shall such report be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 (“Exchange Act”) or the Securities Act of 1933, as amended, (“Securities Act”) unless the intention to do so is expressly indicated.

COMPENSATION OF EXECUTIVE OFFICERS
The following tables set forth information concerning compensation earned by, or paid for, services provided to us and our subsidiaries for the periods indicated to: (1) all persons serving as our principal executive officer or as principal financial officer during 2006; (2) the three most highly paid executive officers who were serving as executive officers at the end of 2006 other than the principal executive officer and the principal financial officer; and (3) up to two additional individuals who would have been included except that the individual was not serving as an executive officer at the end of 2006 (“Named Executive Officers”).
Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
Keith D. Jackson, President and Chief Executive Officer	2006	581,300	0	65,059	926,324	948,645	0	27,493	2,548,821

Donald Colvin, Executive Vice President, Chief Financial Officer and Treasurer	2006	360,500	0	67,016	408,532	391,291	0	25,091	1,252,430

William George, Executive Vice President, Operations	2006	361,200	0	10,060	85,059	300,502	0	30,566	787,387

Robert Charles Mahoney, Executive Vice President, Sales and Marketing (6)	2006	334,236	34,434 (7)	24,458	124,521	295,280	0	28,289	841,218

George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary	2006	305,250	0	14,675	170,555	249,106	0	35,129	774,715

Peter Green, Former Senior Vice President and General Manager, Digital and Consumer Products Group (8)	2006	308,959	0	0	93,569	274,951	0	196,655	874,134

(1)	Amounts in this column represent the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2006 with respect to awards of restricted stock units (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). Grant date fair value is the closing price on date of grant for stock awards. We describe these restricted stock unit awards in column (i) in the Grants of Plan-Based Awards table. We did not make awards of restricted stock units prior to 2006.

(2)	Amounts in this column represent the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2006 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The amount described includes the fiscal year compensation cost for awards made in 2006 and in prior years, using the FAS 123R modified prospective transition method. We describe the assumptions made in this valuation in the Form 10-K for the year ended December 31, 2006. We describe these options in more detail in column (j) in the Grants of Plan-Based Awards Table.

(3)	The amount in this column consists of earnings by each Named Executive Officer under our semi-annual cash incentive programs in 2006. We describe these programs and the targets for and payments made to each such officer in more detail under the heading “Elements of Our Compensation Program – Semi-Annual Cash Incentive Programs” in the Compensation Discussion and Analysis.

(4)	See “Compensation Discussion and Analysis – Deferred Compensation” for a discussion of the termination of our prior deferred compensation plans.

(5)	Amounts in this column consist of: (i) our contributions under our 401(k) plan as follows: Mr. Jackson — $11,000; Mr. Colvin — $8,897; Mr. Cave — $10,800; Mr. George — $11,000; Mr. Green - $10,686; and Mr. Mahoney — $8,526; (ii) Group Term Life Insurance premiums as follows: Mr. Jackson - $2,093; Mr. Colvin — $1,794; Mr. Cave — $1,125; Mr. George — $5,166; Mr. Green — $1,519; and Mr. Mahoney — $3,162; (iii) car allowance as follows: Mr. Jackson — $14,400; Mr. Colvin — $14,400; Mr. Cave — $14,400; Mr. George — $14,400; Mr. Green — $13,200; and Mr. Mahoney — $11,400; (iv) financial planning services as follows: Mr. Cave — $8,804; Mr. Mahoney — $5,201; and Mr. Green - $5,000; and (v) severance payment for Mr. Green of $166,250, $134,394 of which constituted payments in 2007.

(6)	Mr. Mahoney became Executive Vice President, Sales and Marketing effective on June 29, 2006.

(7)	On December 21, 2005, we signed a retention agreement with Mr. Mahoney pursuant to which we paid him two equal retention bonuses of $34,434 on January 4, 2006 and January 4, 2007. If Mr. Mahoney terminates his employment with us prior to January 4, 2008 he will have to repay us a pro-rated portion of such bonus.

(8)	Mr. Green resigned as an officer of the Company as of October 31, 2006 and as an employee of the Company as of November 30, 2006.
Grants of Plan-Based Awards Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other	All Other
								Stock	Options
		Estimated Possible Payouts						Awards:	Awards:
		Under Non-Equity Incentive			Estimated Future Payouts			Number of	Number of	Exercise or	Grant Date
		Plan Awards (Dollars In			Under Equity Incentive Plan			Shares of	Securities	Base Price	Fair Value
		thousands) (1)			Awards			Stock or	Underlying	of Option	of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (2)	(#) (3)	($/Sh)	($) (4)
Keith D.	3/23/2006	0	595.5	1,339.9					267,000	6.83	792,990
Jackson, President and	6/5/2006							53,200			318,136
Chief Executive Officer

Donald Colvin,	3/23/2006	0	241.2	541.7					113,000	6.83	335,610
Executive Vice President, Chief	6/5/2006							54,800			327,704
Financial Officer and Treasurer

William	3/23/2006	0	220.4	496					30,000	6.83	75,900
George, Executive Vice	9/5/2006							10,000			60,100
President, Operations

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other	All Other
								Stock	Options
		Estimated Possible Payouts						Awards:	Awards:
		Under Non-Equity Incentive			Estimated Future Payouts			Number of	Number of	Exercise or	Grant Date
		Plan Awards (Dollars In			Under Equity Incentive Plan			Shares of	Securities	Base Price	Fair Value
		thousands) (1)			Awards			Stock or	Underlying	of Option	of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (2)	(#) (3)	($/Sh)	($) (4)
Robert Charles	3/23/2006	0	173	402					40,850	6.83	121,325
Mahoney, Executive Vice	6/5/2006							20,000			119,600
President, Sales and Marketing (5)	7/3/2006								33,000	5.81	92,400

George H.	3/23/2006	0	155.3	350.9					60,000	6.83	178,200
Cave, Senior Vice	6/5/2006							12,000			71,760
President, General Counsel, Chief Compliance and Ethics Officer and Secretary

Peter Green,	3/23/2006	0	199.5	448.9					80,000	6.83	237,600
Former Senior Vice President	6/5/2006							16,000			95,680
and General Manager, Digital and Consumer Products Group

(1)	Except for Mr. Mahoney, possible payouts were calculated based on target and maximum bonus percentages (expressed as a percentage of the base salary) set for each officer multiplied by the existing base salary for each officer as of the end of fiscal 2006. Mr. Mahoney became an executive officer on June 29, 2006 and therefore his possible payout amounts reflect a blend of possible payouts for both the first and second parts of 2006, using his base salary in effect at June 28, 2006 ($275,469) for the first calculation and his base salary in effect at December 31, 2006 for the second calculation, and using the same threshold, target, and maximum amounts of 0%, 60%, and 135% respectively.

(2)	This column represents restricted stock unit awards made in 2006. Each award represents the right to receive the same number of shares of our common stock, subject to vesting conditions. We made these restricted stock unit awards under our 2000 Stock Incentive Plan. The awards vest pro rata over a three year period, on March 23, 2007, March 23, 2008 and March 23, 2009, if the executive continues to be employed on the vesting date, except for the award issued to William George. Mr. George’s award vests 50% on August 4, 2007 and 50% on August 4, 2008.

(3)	This column represents option awards made in 2006. We granted these options under our 2000 Stock Incentive Plan. The options vest pro rata over a four year period, beginning on the first anniversary of the date of grant, and expire ten years from the date of grant, except for the options granted to William George. Mr. George’s options vested in full on August 4, 2006.

(4)	For option awards, this amount represents the full grant date fair value of the award computed in accordance with FAS 123R. We describe the assumptions made in this valuation in the Form 10-K for the year ended December 31, 2006. For restricted stock units, this amount represents the grant date fair value of the award based on the closing price of our common stock on the date of grant.

(5)	The award of 33,000 options was a special promotion grant made when Mr. Mahoney was promoted to Executive Vice President, Sales and Marketing on June 29, 2006.

Outstanding Equity Awards At Fiscal Year-End Table

							Stock Awards
										Equity
		Option Awards							Equity	Incentive Plan
				Equity					Incentive Plan	Awards:
				Incentive					Awards:	Market or
				Plan					Number	Payout
			Number of	Awards:					of	Value of
		Number of	Securities	Number of			Number	Market	Unearned	Unearned
		Securities	Underlying	Securities			of Shares	Value of	Shares, Units	Shares,
		Underlying	Unexercised	Underlying			or Units	Shares or	or Other	Units or Other
		Unexercised	Options	Unexercised	Option		of Stock	Units of Stock	Rights	Rights That
		Options	(#)	Unearned	Exercise	Option	That Have	That Have	That Have	Have Not
	Grant	(#)	Unexercisable	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Vested
Name	Date	Exercisable	(1)	(#)	($)	Date	(#) (2)	($) (3)	(#)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson,	11/19/02	600,000			1.80	11/19/12
President and Chief	02/05/04	150,000	150,000		7.02	02/05/14
Executive Officer	02/17/05	75,000	225,000		4.80	02/17/15
	03/23/06		267,000		6.83	03/23/16
	06/05/06						53,200	402,724

Donald Colvin,	03/17/03	150,000	150,000		1.31	03/17/13
Executive Vice	02/05/04	75,000	75,000		7.02	02/05/14
President, Chief	02/17/05	30,000	90,000		4.80	02/17/15
Financial Officer	03/23/06		113,000		6.83	03/23/16
and Treasurer	06/05/06						54,800	414,836

William George,	09/09/99	408,333			1.50	9/09/09
Executive Vice	04/28/00	50			16.00	4/28/10
President,	02/21/01	100,000			6.125	2/21/11
Operations	01/24/02	200,000			3.22	1/24/12
	02/05/03	100,000			1.25	2/05/13
	02/05/04	75,000			7.02	2/05/14
	02/17/05	35,000			4.80	2/17/15
	03/23/06	30,000			6.83	3/23/16
	09/05/06						10,000	75,700

Robert Charles	02/05/03		4,375		1.25	02/05/13
Mahoney, Executive	02/05/04	43,000			7.02	02/05/14
Vice President,	08/18/04	2,000	4,000		3.55	08/18/14
Sales and Marketing	11/17/04	3,000	6,000		4.23	11/17/14
	02/17/05		30,000		4.80	02/17/15
	03/23/06		40,850		6.83	03/23/16
	06/05/06						20,000	151,400
	07/03/06		33,000		5.81	07/03/16

							Stock Awards
										Equity
		Option Awards							Equity	Incentive Plan
				Equity					Incentive Plan	Awards:
				Incentive					Awards:	Market or
				Plan					Number	Payout
			Number of	Awards:					of	Value of
		Number of	Securities	Number of			Number	Market	Unearned	Unearned
		Securities	Underlying	Securities			of Shares	Value of	Shares, Units	Shares,
		Underlying	Unexercised	Underlying			or Units	Shares or	or Other	Units or Other
		Unexercised	Options	Unexercised	Option		of Stock	Units of Stock	Rights	Rights That
		Options	(#)	Unearned	Exercise	Option	That Have	That Have	That Have	Have Not
	Grant	(#)	Unexercisable	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Vested
Name	Date	Exercisable	(1)	(#)	($)	Date	(#) (2)	($) (3)	(#)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George H. Cave,	09/09/99	45,667			1.50	9/09/09
Senior Vice	04/28/00	33,383			16.00	4/28/10
President General	02/21/01	30,000			6.125	2/21/11
Counsel, Chief	01/24/02	50,000			3.22	1/24/12
Compliance and	02/05/03	43,000	35,000		1.25	2/05/13
Ethics Officer and	02/05/04	35,000	35,000		7.02	2/05/14
Secretary	02/17/05	15,000	45,000		4.80	2/17/15
	03/23/06		60,000		6.83	3/23/16
	06/05/06						12,000	90,840

Peter Green, Former Senior VP and GM Digital and Consumer Products Group (4)

(1)	Generally options vests pro rata over a four-year period beginning on the first anniversary of the date of grant. Mr. George received special vesting in accordance with his employment agreement.

(2)	This column represents outstanding awards of restricted stock units. We describe these restricted stock units in more detail in column (i) in the Grants of Plan-Based Awards table of this proxy statement and in the Compensation Discussion and Analysis under the heading “Elements of our Compensation Program — Long-Term Incentives – 2006 Restricted Stock Unit Awards.”

(3)	The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2006 ($7.57 per share as of December 29, 2006) by the number of restricted stock units listed for the specified officer.

(4)	Mr. Green resigned as an officer of the Company as of October 31, 2006 and as an employee of the Company as of November 30, 2006. As of December 31, 2006, Mr. Green did not have any outstanding options or restricted stock units.
Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized On	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)
Keith D. Jackson, President and Chief Executive Officer	300,000	1,673,783

Donald Colvin, Executive Vice President, Chief Financial Officer and Treasurer	150,000	896,100

William George, Executive Vice President, Operations

	Option Awards		Stock Awards
	Number of Shares	Value Realized On	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)
Robert Charles Mahoney, Executive Vice President, Sales and Marketing	69,375	260,622

George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary	82,000	457,088

Peter Green, Former Senior Vice President and General Manager, Digital and Consumer Products Group	245,000	415,250

(1)	If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the employee executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.
Employment, Severance, and
Change in Control Agreements and Arrangements
Employment Agreements and Arrangements
We currently have employment agreements with each of our Named Executive Officers, except Mr. Green. We discuss these employment agreements, along with their severance and change in control provisions, below. Mr. Green resigned as one of our executive officers effective on October 31, 2006, and terminated employment with us effective on November 30, 2006. We describe Mr. Green’s separation agreement below.
Each of the employment agreements described entitle the officer to a specified base salary and to a target percentage of base salary for purposes of our annual incentive plans, subject to Board review from time to time or additional Board action. We describe our annual incentive plans and the actual 2006 targets established for each of the Named Executive Officers in those plans in the “Compensation Discussion and Analysis.” We describe each Named Executive Officer’s actual earned salary for 2006 and his earnings under the incentive plans in 2006 in the Summary Compensation Table of this proxy statement.
The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change of Control.” Unless otherwise specified in the description of the particular employment agreement, “Change of Control” has the meaning given in the SIP. The SIP defines “Change of Control” to mean the occurrence of any of the following events:
     (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or those of Semiconductor Components Industries, LLC, our principal domestic operation subsidiary (“SCI LLC”) to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”), together with any affiliates thereof other than TPG Semiconductor Holdings LLC, TPG Partners II, L.P., or any of their affiliates (“TPG I”);
     (ii) the approval by the holders of our stock and the consummation of any plan or proposal for our liquidation or dissolution;

     (iii) (A) any person or Group (other than TPG I) shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of us and such person or Group has the power and authority to vote such shares and (B) TPG I beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of our Voting Stock than such other person or Group;
     (iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, TPG I;
     (v) any person or Group other than TPG I shall have acquired shares of Voting Stock such that such person or Group has the power and authority to elect a majority of the members of our Board of Directors; or
     (vi) the consummation of a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.
Mr. Jackson
We entered into an employment agreement with Keith Jackson, our President and Chief Executive Officer, effective on November 19, 2002. We agreed to employ Mr. Jackson in those capacities for three years, beginning January 1, 2003. Although the initial three year employment period has expired, the agreement is automatically extended for additional one-year periods, unless either party gives notice of non-renewal at least 60 days before the end of any such period. The agreement also requires us to cause Mr. Jackson to be elected to our Board of Directors.
The employment agreement entitled Mr. Jackson to an initial base salary of $500,000, subject to Board review from time to time, and established a target percentage of 100% of base salary for purposes of our annual cash incentive plan, subject to Board action. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.
Under the employment agreement, when he was first hired Mr. Jackson also received options to purchase 1,000,000 shares of our common stock under our SIP and 200,000 shares of our common stock under our Founders Plan, at an exercise price of $1.80 per share. These options vested in equal installments over a four year period beginning on the first anniversary of the date of grant. Vested options will expire at the first to occur of: two years after Mr. Jackson’s death, disability, or termination by us without Cause or by Mr. Jackson for Good Reason; the termination date if he is terminated for Cause; 90 days after termination for any other reason; or ten years after the grant date.
The employment agreement also requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:
•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;
•	the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;
•	willful misconduct or gross negligence which is materially injurious to us; or
•	the commission of a felony or other serious crime involving moral turpitude.

“Good Reason” means:
•	a material breach of the employment agreement by us; or
•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;
in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause.
Under the employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued vacation and base salary to the date of termination and additional payments of base salary at the rate in effect immediately prior to the termination date for a period of two years. We will pay the additional base salary in an initial lump sum equal to six months’ salary on the six-month anniversary of the date of termination and the remainder in installments in accordance with our normal payroll practices. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in the employment agreement. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.
In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued vacation and base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.
If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within two years following a “Change in Control,” in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for two years after the date of termination, and the options granted pursuant to his employment agreement will become immediately exercisable.
Mr. Colvin
We entered into an employment agreement with Donald Colvin, our Executive Vice President, Chief Financial Officer and Treasurer, effective on May 26, 2005. The agreement does not have a specified termination date. The employment agreement entitled Mr. Colvin to an initial base salary of $350,000, subject to Board review from time to time, and established a target percentage of 65% of base salary for purposes of our annual incentive plans, subject to Board action. In addition, the employment agreement provides Mr. Colvin with a monthly car allowance of $1,200.
The employment agreement also requires us to make specified payments to Mr. Colvin if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Colvin’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:
•	a material breach of the employment agreement by us;
•	a reduction of Mr. Colvin’s salary while at the same time not proportionately reducing the salaries of our other executive officers; or
•	a material and continued diminution of his duties and responsibilities;
in each case, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure.
If we terminate Mr. Colvin’s employment without “Cause”, or he resigns for “Good Reason,” we are required to pay him: (i) accrued vacation and base salary; (ii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, but if we determine in good faith that these payments are deferred compensation subject to Section 409A of the Internal Revenue Code, then we will pay the first six months of base salary in a lump sum on the sixth month anniversary of the date of Mr. Colvin’s termination, and the remaining six months of payments in accordance with our ordinary payroll practices; (iii) any earned but unpaid bonus for any prior performance cycle and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria, but if we determine in good faith that these payments are deferred compensation subject to Section 409A of the Internal Revenue Code, we will make the payments on the later of the date that bonuses are paid under our incentive program or the sixth month anniversary of the date of termination. We must also pay Mr. Colvin’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Colvin must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement.
If Mr. Colvin’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options. If we determine in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A, the extension will not take effect.
Mr. George
We entered into an employment agreement with William George, our Executive Vice President, Operations, effective on August 4, 1999. As currently in effect, the agreement provides for Mr. George’s employment through August 4, 2008. The employment agreement entitled Mr. George to an initial base salary of $345,000, subject to Board review from time to time, and established a maximum percentage up to 100% of base salary for purposes of our annual incentive plans, subject to Board action. In addition, the employment agreement provides Mr. George with a monthly car allowance of up to $1,200.
Under the employment agreement, we granted Mr. George options to purchase 650,000 shares of our common stock under the Founders Plan at an exercise price of $1.00 per share. Subsequent to this issuance, we underwent a reverse stock split and the actual grant was recorded at 433,333 shares of our common stock at $1.50 per share. The options vested as follows: 8.4% on the date of grant, 8.3% six months after the date of grant and on the first anniversary of the date of grant, and 12.5% on each sixth month anniversary after that until fully vested.
The employment agreement also requires us to make specified payments to Mr. George if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. George’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:
•	a material breach of the employment agreement by us, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach;
•	a reduction of Mr. George’s base salary or annual bonus; or
•	Mr. George’s election to terminate his employment within one year after a Change of Control.
For purposes of Mr. George’s employment agreement, “Change of Control” means the occurrence of any of the following events:
     (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions, directly or indirectly) of all or substantially all of our assets or those of SCI LLC to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), together with any affiliates thereof (other than TPG Semiconductor Holdings, LLC, TPG Partners II, L.P., or any of their affiliates, including without limitation, us (collectively “TPG II”), unless the transfer to TPG II is part of a larger transaction which would otherwise cause a Change in Control to occur);

     (ii) the approval by the holders of our stock or of the stock of SCI LLC of any plan or proposal for our or its liquidation or dissolution;
     (iii) any person or Group (other than TPG II) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of us than TPG II owns, directly or indirectly; beneficially or of record;
     (iv) the replacement of a majority of our Board or that of SCI LLC over a two-year period from the Directors who constituted such board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of our Board of Directors then still in office who either were members of such Board at the beginning of such two-year period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, TPG II;
     (v) any person or Group other than TPG II shall have acquired the power to elect a majority of the members of our Board or that of SCI LLC; or
     (vi) a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction.
If we terminate Mr. George’s employment without “Cause”, or he resigns for “Good Reason,” we are required to pay him: (i) accrued vacation and base salary and (ii) a lump sum payment as soon as practicable after the six-month anniversary of the date of termination, equal to the excess of (i) two times the sum of: (a) the highest rate of his annualized base salary in effect at any time up to and including the date of termination and (b) his annual bonus earned in the year immediately preceding his date of termination over (ii) any portion of Mr. George’s annual bonus paid during the year in which his termination occurred. To receive these payments, Mr. George must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-disclosure and non-disparagement covenants in the employment agreement.
In the event of Mr. George’s death or disability, the employment agreement requires us to pay him accrued vacation and base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.
If Mr. George’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, we must also provide him with a continuation of medical benefits for the greater of two years after the date of termination or through the end of his employment period.
The employment agreement provides that all unvested options held by Mr. George as of August 5, 2003 will vest on the earlier of his termination without Cause or resignation for Good Reason and August 4, 2008. Further, if Mr. George’s employment terminates due to his retirement, death or disability, or on his termination without Cause or resignation for Good Reason, all such options (to the extent they are or become exercisable on the date his employment terminates) will remain fully exercisable until the first to occur of: (a) the last day of the five-year period immediately following the date of such termination; and (b) the tenth anniversary of the grant date of such options.
Mr. Mahoney
We entered into an employment agreement with Robert Charles Mahoney, our Executive Vice President, Sales and Marketing, effective on July 11, 2006. The agreement does not have a specified termination date. The employment agreement entitled Mr. Mahoney to an initial base salary of $320,000, subject to Board review from time to time, and established a target percentage of 60% of base salary for purposes of our annual incentive plans, subject to Board action. In addition, the employment agreement provides Mr. Mahoney with a monthly car allowance of $1,200.

The employment agreement also requires us to make specified payments to Mr. Mahoney if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Mahoney’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement describe above.
If we terminate Mr. Mahoney’s employment without “Cause”, or he resigns for “Good Reason,” we are required to pay him: (i) accrued vacation and base salary; (ii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, but if we determine in good faith that these payments are deferred compensation subject to Section 409A of the Internal Revenue Code, then we will pay the first six months of base salary in a lump sum on the sixth month anniversary of the date of Mr. Cave’s termination, and the remaining six months of payments in accordance with our ordinary payroll practices; (iii) any earned but unpaid bonus for any prior performance cycle and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria, but if we determine in good faith that these payments are deferred compensation subject to Section 409A of the Internal Revenue Code, we will make the payments on the later of the date that bonuses are paid under our incentive program or the sixth month anniversary of the date of termination. We must also pay Mr. Mahoney’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Mahoney must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement.
If Mr. Mahoney’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options. If we determine in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A, the extension will not take effect.
Mr. Cave
We entered into an employment agreement with George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary, effective on May 26, 2005. The agreement does not have a specified termination date. The employment agreement entitled Mr. Cave to an initial base salary of $300,000, subject to Board review from time to time, and established a target percentage of 50% of base salary for purposes of our annual incentive plans, subject to Board action. In addition, the employment agreement provides Mr. Cave with a monthly car allowance of $1,200.
The employment agreement also requires us to make specified payments to Mr. Cave if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Cave’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment described above.
If we terminate Mr. Cave’s employment without “Cause”, or he resigns for “Good Reason,” we are required to pay him: (i) accrued vacation and base salary; (ii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, but if we determine in good faith that these payments are deferred compensation subject to Section 409A of the Internal Revenue Code, then we will pay the first six months of base salary in a lump sum on the sixth month anniversary of the date of Mr. Cave’s termination, and the remaining six months of payments in accordance with our ordinary payroll practices; (iii) any earned but unpaid bonus for any prior performance cycle and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria, but if we determine in good faith that these payments are deferred compensation subject to Section 409A of the Internal Revenue Code, we will make the payments on the later of the date that bonuses are paid under our incentive program or the sixth month anniversary of the date of termination. We must also pay Mr. Cave’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Cave must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement.
If Mr. Cave’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options. If we determine in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A, the extension will not take effect.
Mr. Green
On October 27, 2006, SCI LLC entered into a transition and separation agreement with Peter Green, our former Senior Vice President and General Manager, Digital and Consumer Products Group, as a result of Mr. Green’s decision to leave us to pursue other opportunities. Under the agreement, Mr. Green ceased to be an officer as of October 31, 2006, but remained as an employee through November 30, 2006 to assist us with leadership transition and other projects. On December 4, 2006, SCI LLC also executed a separation agreement with Mr. Green, as contemplated by the original agreement. We discuss the payments made to Mr. Green pursuant to this separation agreement below in the subsection entitled “Separation Amounts Paid For 2006.”
Potential Payments Upon Termination of Employment or Change of Control
In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer, except Mr. Green, should be read together with the description of that officer’s employment agreement above. Mr. Green’s separation payments are discussed under the subsection entitled “Separation Amounts Paid For 2006” below. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.
Date of Termination. The tables assume that any triggering event (i.e., termination, resignation, Change in Control, death or disability) took place on March 6, 2007 with base salaries in effect at the end of the 2006 fiscal year being used for purposes of any severance payout calculation.
Off-setting employment. For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.
Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $9.75 per share of our common stock on the NASDAQ Global Select Market on March 6, 2007.
Change of Control. No cash payment will be made solely because of a Change of Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change of Control” will be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change of Control. For Mr. George, any voluntary termination of his employment within one year following a Change of Control will be considered a resignation for Good Reason and will also trigger the cash payments under that heading.
Equity Acceleration upon a Change of Control. Under the Founders Plan, all outstanding options and under the SIP certain outstanding options vest automatically upon a “Change of Control,” as defined in each plan, if the option holder is employed by us on the date of the Change in Control. Under the SIP, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting of all other outstanding options or other awards upon a Change of Control. For purposes of the table under the heading “Change of Control,” we have assumed that all outstanding options and restricted stock unit awards are accelerated on a Change of Control.
Medical and Other Benefits. The tables below do not discuss certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Colvin, Mahoney and Cave are generally entitled to the continuation of medical benefits for a period of one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change of Control). Messrs. Jackson and George are entitled to the continuation of medical benefits for a period of two years upon a termination without Cause or resignation for Good Reason within two years following a Change of Control. All our Named Executive Officers are also entitled to certain disability benefits under their employment agreements. Finally, the tables do not include premium amounts payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $1,000,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer.
Retirement. The tables do not include specific treatment of a normal retirement.
The following table describes the potential payments upon termination or a change in control of the Company for Keith D. Jackson, our President and CEO.

Executive Benefits and	Termination	Termination	Change in	Death or	Termination	Resignation
Payments Upon	Without Cause or	Following a	Control	Disability	for Cause	other than
Termination	Resignation for	Change in				for Good
	Good Reason	Control				Reason
Cash Compensation:

Base Salary	$1,191,000 (1)	$1,191,000 (1)	$0	$0	$0	$0

Cash Incentive	$0	$0	$0	$168,937 (2)	$0	$0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$3,481,487 (3)	$3,481,487 (3)	$0	$0	$0
Total:	$1,191,000	$4,672,487	$3,481,487	$168,937	$0	$0

1.	Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2006 was $595,500.

2.	In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate is entitled to a pro rata portion of his incentive award earned during the period of his death or disability. Such pro rata portion is determined by taking the incentive award earned for the previous year and multiplying it by a fraction, the numerator of which is the number of days worked in the termination year and the denominator of which is 365 days. For purposes of this column, we have assumed that Mr. Jackson has already been paid his earned incentive award for the second part of 2006.

3.	Denotes the incremental difference between the market value and the option cost (if any) of unvested options or restricted stock for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change in control of the Company for Donald Colvin, our Executive Vice President, Chief Financial Officer and Treasurer.

Executive Benefits and	Termination	Termination	Change in	Death or	Termination	Resignation
Payments Upon	Without Cause or	Following a	Control	Disability	for Cause	other than
Termination	Resignation for	Change in				for Good
	Good Reason	Control				Reason
Cash Compensation:

Base Salary	$371,000 (1)	$371,000 (1)	$0	$0	$0	$0

Cash Incentive	$71,498 (2)	$71,498 (2)	$0	$0	$0	$0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$3,277,715 (3)	$3,277,715 (3)	$0	$0	$0
Total:	$442,498	$3,720,213	$3,277,715	$0	$0	$0

1.	Mr. Colvin’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Colvin’s base salary at the end of fiscal 2006 was $371,000.

2.	This amount anticipates the incentive award that could be earned for first part of 2007 under our executive incentive plan and assumes Mr. Colvin has already been paid his earned incentive award for the second part of 2006. For purposes of this column, we have assumed that Mr. Colvin’s first half of 2007 incentive award will be equal to the incentive award earned for the second half of 2006 under our executive incentive plan. We have prorated this amount based on the assumption that he was employed through March 6, 2007.

3.	Denotes the incremental difference between the market value and the option cost (if any) of unvested options or restricted stock for which vesting might be accelerated.
The following table describes the potential payments upon termination or a change in control of the Company for William George, our Executive Vice President, Operations.

Executive Benefits and	Termination	Termination	Change in	Death or	Termination	Resignation
Payments Upon	Without Cause or	Following a	Control	Disability	for Cause	other than
Termination	Resignation for	Change in				for Good
	Good Reason	Control				Reason
Cash Compensation:

Base Salary	$1,335,804 (1)	$1,335,804 (1)	$0	$0	$0	$0

Cash Incentive	(1)	(1)	$0	$53,640 (2)	$0	$0

Long-term Incentives:(4)

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$211,260 (3)	$211,260 (3)	$0	$0	$0
Total:	$1,335,804	$1,547,064	$211,260	$53,640	$0	$0

1.	Mr. George’s severance payment related to a termination without Cause or his resignation for Good Reason is equal to two times (i) his highest annual base salary since he entered into his employment agreement, plus (ii) his annual bonus for the year prior to the year he is terminated. Due to the aggregated formula, for ease of reference we have put this full payment in the salary column although a component of such award is bonus based. Mr. George’s base salary at the end of fiscal 2006 was $367,400, which was the highest annual base salary he has received since entering into his employment agreement. Mr. George’s 2006 incentive award was $300,502.

2.	On death or disability, Mr. George is entitled to any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. George’s first half of 2007 incentive award will be equal to the incentive award earned for the second half of 2006 under our executive incentive plan. We have prorated this amount based on the assumption that he was employed through March 6, 2007. We have also assumed that Mr. George has already been paid his earned incentive award for the second part of 2006.

3.	Denotes the incremental difference between the market value and the option cost (if any) of unvested options or restricted stock for which vesting might be accelerated.
The following table describes the potential payments upon termination or a change in control of the Company for Robert Charles Mahoney, our Executive Vice President, Sales and Marketing.

Executive Benefits and	Termination	Termination	Change in	Death or	Termination	Resignation
Payments Upon	Without Cause or	Following a	Control	Disability	for Cause	other than
Termination	Resignation for	Change in				for Good
	Good Reason	Control				Reason
Cash Compensation:

Base Salary	$320,000 (1)	$320,000 (1)	$0	$0	$0	$0

Cash Incentive	$55,572 (2)	$55,572 (2)	$0	$0	$0	$0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$991,252 (3)	$991,252 (3)	$0	$0	$0
Total:	$375,572	$1,366,824	$991,252	$0	$0	$0

1.	Mr. Mahoney’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. His base salary at the end of fiscal 2006 was $320,000.

2.	This amount anticipates the incentive award that could be earned for first part of 2007 under our executive incentive plan and assumes Mr. Mahoney has already been paid his earned incentive award for the second part of 2006. For purposes of this column, we have assumed that Mr. Mahoney’s first half of 2007 incentive award will be equal to the incentive award earned for the second half of 2006 under our executive incentive plan. We have prorated this amount based on the assumption that he was employed though March 6, 2007.

3.	Denotes the incremental difference between the market value and the option cost (if any) of unvested options or restricted stock for which vesting might be accelerated.
The following table describes the potential payments upon termination or a change in control of the Company for George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary.

Executive Benefits and	Termination	Termination	Change in	Death or	Termination	Resignation
Payments Upon	Without Cause or	Following a	Control	Disability	for Cause	other than
Termination	Resignation for	Change in				for Good
	Good Reason	Control				Reason
Cash Compensation:

Base Salary	$310,500 (1)	$310,500 (1)	$0	$0	$0	$0

Cash Incentive	$44,738 (2)	$44,738 (2)	$0	$0	$0	$0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$701,915 (3)	$701,915 (3)	$0	$0	$0
Total:	$355,238	$1,057,153	$701,915	$0	$0	$0

1.	Mr. Cave’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. His base salary at the end of fiscal 2006 was $310,500.

2.	This amount anticipates the incentive award that could be earned for first part of 2007 under our executive incentive plan and assumes Mr. Cave has already been paid his earned incentive award for the second part of 2006. For purposes of this column, we have assumed that Mr. Cave’s first half of 2007 incentive award will be equal to the incentive award earned for the second half of 2006 under our executive incentive plan. We have prorated this amount based on the assumption that he was employed through March 6, 2007.

3.	Denotes the incremental difference between the market value and the option cost (if any) of unvested options or restricted stock for which vesting might be accelerated.
Separation Amounts Paid For 2006
Peter Green, our former Senior Vice President and General Manager of the Digital and Consumer Products Group, was paid a total aggregate amount of $305,277 in connection with his separation agreement entered into and effective on December 4, 2006. Mr. Green’s total aggregate amount consisted of (i) $166,250 of severance payments representing six months of his base salary, (ii) $134,027 of cash incentive payment earned for the second half of the 2006 performance cycle and prorated for Mr. Green’s actual period of employment during such cycle, and (iii) $5,000 paid in lieu of providing him any executive outplacement services. Mr. Green also received a continuation of health insurance benefits for a period of six months from his separation date. To receive these payments, Mr. Green was required to execute a general release and waiver, waiving all claims he may have against us, and must comply with the non-solicitation, confidentiality, non-interference, non-disclosure and non-disparagement covenants in his separation agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during 2006 were Richard W. Boyce, Jerome N. Gregoire, J. Daniel McCranie, and Robert H. Smith, although, as discussed above, Mr. Boyce resigned from the Board, and from the Compensation Committee, effective March 23, 2007. None of the members of the Compensation Committee is or has been an employee of the Company or any of its subsidiaries. During fiscal 2006, none of our executive officers served on the boards of directors or the compensation committees of any entities whose directors or officers serve on our Board or Compensation Committee. None of our current or our past executive officers served on the Compensation Committee. See “Relationships and Related Transactions” below.

AUDIT COMMITTEE REPORT3
The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.
The Audit Committee, comprised of five independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committees, and SAS No. 90, Audit Committee Communications; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board No. 1, Independence Discussions with Audit Committees; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.
Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Commission.
It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles (“GAAP”) or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.
This report is submitted by the Audit Committee.
Emmanuel T. Hernandez, Chairman
Curtis J. Crawford
Jerome N. Gregoire
J. Daniel McCranie
Robert H. Smith

[3]	Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

PRINCIPAL STOCKHOLDERS
Except as discussed in the footnotes below, the following table sets forth, as of March 6, 2007, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 291,261,766 shares of common stock outstanding on March 6, 2007. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class
TPG Advisors II Inc.	50,422,272	(1)	17.3%
201 Main Street, Suite 2420 Fort Worth, Texas 76102

FMR Corp.	47,291,273	(2)	16.2%
82 Devonshire Street Boston, MA 02109

Alonim Investments, Inc.	19,820,000	(3)	6.8%
237 Hymus Blvd. City of Pointe Clark Quebec, Canada H9R 5C7

(1)	The number of shares of common stock for TPG Advisors II Inc. includes (i) 16,275,029 shares of common stock directly held by TPG ON Holdings LLC and (ii) 34,147,243 shares of common stock directly held by TPG Semiconductor Holdings LLC as reported in their jointly filed Schedule 13D/A filed with the Commission on February 8, 2007 reporting the shares held by such entities as of December 31, 2006. TPG Advisors II, Inc. indirectly controls both TPG Semiconductor Holdings LLC and TPG ON Holdings LLC. The foregoing entities are affiliated with the Texas Pacific Group.

(2)	The number of shares of common stock for FMR Corp. (“FMR”) is based solely on the information contained in the jointly filed Schedule 13G/A filed with the Commission on February 14, 2007 reporting the shares held by FMR, as a parent company, as of December 31, 2006. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 44,883,601 as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Leveraged Co Stock Fund, amounted to 17,876,600 shares of our common stock, or 6.1% of our common stock outstanding as a March 6, 2007. Fidelity Leveraged Co Stock Fund has its principal business offices at the same location as FMR.

(3)	The number of shares of common stock for Alonim Investments, Inc. is based solely on the information contained in the Schedule 13G filed with the Commission on December 12, 2006 reporting the shares held by Alonim Investments, Inc. as of such date.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS
The following table sets forth, as of March 6, 2007, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 291,261,766 shares of common stock outstanding on March 6, 2007. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 6, 2007 through the exercise of any stock option or similar security, or the vesting of restricted stock units.

	Common Stock
	Number			Percentage
	of Shares	Right to		of
Name of Beneficial Owner	Owned	Acquire (1)	Total	Class
Named Executive Officers
Keith D. Jackson	225,000	759,484	984,484	*
Donald Colvin	43,760	369,017	412,777	*
William George	83,050	748,383	831,433	*
Robert Charles Mahoney	0	59,880	59,880	*
George H. Cave	2,000	184,883	186,883	*
Peter Green	1,500	0	1,500	*
Current Directors (excluding CEO)
Richard W. Boyce(2)	198,575	35,167	233,742	*
Kevin Burns	0	28,167	28,167	*
Justin T. Chang	0	35,167	35,167	*
Curtis J. Crawford (3)	0	35,167	35,167	*
Jerome N. Gregoire	10,000	55,167	65,167	*
Emmanuel T. Hernandez	0	35,167	35,167	*
Phillip D. Hester	0	0	0	*
J. Daniel McCranie	80,000	25,989	105,989	*
John W. Marren	0	35,167	35,167	*
Robert H. Smith	0	10,166	10,166	*
All Directors and Executive Officers as a group (20 persons)	655,423	2,623,146	3,278,569	1.1%

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	This number includes shares of common stock issuable upon exercise of options or vesting of restricted stock units within 60 days of March 6, 2007.

(2)	Mr. Boyce resigned from our Board of Directors effective March 23, 2007

(3)	The above table does not include Mr. Crawford’s beneficial ownership of a minority interest in ON Co-Investment Partners I, LP which owns a minority interest in TPG Semiconductor Holdings, LLC, an affiliate of TPG and an entity that TPG Advisors II, Inc. indirectly controls. Mr. Crawford does not have voting or dispositive power over any of the shares of common stock beneficially owned by TPG Advisors II, Inc.

RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures
As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for ongoing review, and the Audit Committee approves or disapproves such related party transactions.
We have a written policy on related party transactions (“Policy”) that all employees are required to adhere, which was revised in 2007 to reflect recent changes to the Commission rules governing disclosure of related party transactions. The Policy prescribes approval requirements and related procedures with respect to related party transactions at the Company. The Policy prescribes that our law department distribute periodically a list of known related parties. The list is distributed to personnel who have been identified as appropriate employees to monitor potential related party transactions. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our law department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require approval by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and NASDAQ’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our law department, can review the transactions for conflict of interest and related matters.
Related Party Transactions
Immediately prior to our August 4, 1999 recapitalization (“August 1999 Recapitalization”), we were a wholly-owned subsidiary of Motorola, Inc. We held and continue to hold, through direct and indirect subsidiaries, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As part of the August 1999 Recapitalization, an affiliate of TPG purchased a portion of our common stock from Motorola. As a result, TPG’s affiliate became the beneficial owner of approximately 91% of our common stock. As previously stated, as of March 6, 2007, TPG and its affiliates are the beneficial owner of 17.3% of our common stock. Two of our continuing Directors, Kevin Burns and John Marren, are also TPG partners.
After evaluation and upon the recommendation of a special committee consisting of independent Directors, on December 27, 2006, we entered into a purchase agreement with TPG Semiconductor Holdings LLC and TPG ON Holdings LLC, each a Delaware limited liability company. We agreed to repurchase $69,999,995.54 (9,749,303 shares) of our common stock from these TPG entities for a cash purchase price of $7.18 per share. This transaction was consummated on December 29, 2006. The purchase price represented a 3% discount to the closing price of our common stock on December 26, 2006, the date the transaction was agreed to, and represented a 4% discount to the average price paid by us on December 11, 2006, to repurchase approximately 30.7 million of our shares in connection with a concurrent convertible note offering.
In 2006, Future Electronics Inc., one of our distributors, accounted for approximately $39.7 million of our revenues, which was approximately 2.6% of our total 2006 revenues. It is our understanding that Future Electronics Inc. may be affiliated with Alonim Investments, Inc., which owns approximately 6.8% of our outstanding common stock. See “Principal Stockholders” above.
For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers—Employment, Severance, and Change In Control Agreements and Arrangements” above. For a discussion on certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations see “Management Proposals—Proposal 1: Election of Directors” above.

SECTION 16(a) REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge (based solely on review of the copies of such reports furnished to us), all Directors, officers and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a).
MISCELLANEOUS INFORMATION
Solicitation of Proxies
The entire cost of soliciting proxies will be borne by us. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter.
Annual Report/Form 10-K
Our 2006 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2006, is being mailed concurrently with this proxy statement to all stockholders of record as of March 20, 2007. Those exhibits that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, AZ 85008; call: Investor Relations at 602.244.3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.
Other Business
Other than the election of Directors and the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.
Stockholder Communications with the Board of Directors
Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual Directors, as applicable, hear the views of stockholders so that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. To the extent it is practicable, such communications will generally be forwarded unopened.
Stockholder Nominations and Proposals
Stockholders may present, and our Nominating Committee will consider, proposals for action at a future meeting if they comply with our Bylaws and Commission rules. Subject to advance notice provisions contained in our Bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s or persons’ written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than 10 days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.
Under the Commission rules, stockholder proposals for the 2008 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 13, 2007, to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our Bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals. Generally, our Bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement.
The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than 10 days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.
If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our Bylaws, our management will use its discretionary authority to vote the shares it represents as the Board may recommend.
Stockholders are urged to mark, sign, date and mail the proxy in the enclosed envelope, postage for which has been provided for mailing in the United States. Your prompt response is appreciated.

GEORGE H. CAVE
Senior Vice President, General Counsel, Chief Compliance &
Ethics Officer and Secretary
Dated: April 11, 2007

ON Semiconductor Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the listed director nominees and FOR Proposal 2.

1.	TO ELECT THREE CLASS II DIRECTORS — Nominees:	01 — J. Daniel McCranie	02 — Kevin R. Burns	03 — Emmanuel T. Hernandez

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐	03 ☐

2.	TO RATIFY PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	For ☐	Against ☐	Abstain ☐

B	Non-Voting Items
Change of Address — Please print your new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

     Date (mm/dd/yyyy) – Please print date below.
          /          /
     Signature 1 — Please keep signature within the box.

     Signature 2 — Please keep signature within the box.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ON SEMICONDUCTOR CORPORATION

Meeting Details
Description – 2007 Annual Meeting of Stockholders
Date & Time – May 16, 2007 at 9:30 a.m. (local time)
Location – The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 16, 2007, at 9:30 a.m. local time and at any adjournments or postponements of the meeting. In the absence of specific voting directions from me, my proxies will vote in accordance with the Directors’ recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.
UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH CLASS II DIRECTOR NOMINEE, AND (2) RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)